Zentrum Energie Trust AG
Guido Hilekes
Hochwachstrasse 4
6312 Steinhausen

February 13, 2014

Octagon 88 Resources, Inc
318 N CARSON ST #208
Carson City
NV 89701

Dear Sirs:

RE: Amended and Restated Acquisition of Mineral Rights

Further to our executed letter agreement dated January 22, 2013 (the "Original Agreement") and our verbal agreements to extend your rights under the agreement by extending the time for the drilling of the initial well as required under the Original Agreement, we hereby wish to confirm the following matters.

We have agreed to replace the Original Agreement with a renegotiated Farm In Agreement whereby you will have the right to earn a fifty percent (50%) working interest in the Trout Properties as defined in our Original Agreement.

We will enter into a formal Farm-in and Operating Agreement on or before February 28, 2014, with the following defined terms agreed to between us:

(i) Octagon will pay fifty percent (50%) of the drilling and completion costs of the first production well to be drilled on the Trout Properties at such location as may be agreed between the parties (the "Well");

(ii) Within six months of the successful completion and production of the Well, Octagon will pay to Zentrum a cash payment in the amount of $1,250,000;

(iii) The Gross Overiding Royalty Rights ("GORR") to Zentrum shall be three percent (3%);

(iv) Octagon and Zentrum and any other working interest owners which Zentrum may identify will enter into a Joint Venture Operating Agreement as a condition of these amended terms.

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If the foregoing correctly sets out the terms of our agreement, please execute this letter in the space provided.

ZENTRUM ENERGIE TRUST AG

By: ____________________
Authorized Signatory

Agreed and acknowledged:

OCTAGON 88 RESOURCES, INC.

OCTAGON 88 RESOURCES, INC.

By: ____________________
Guido Hilekes
Chief Executive Officer